Ex. 99.28(d)(42)(ii)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and River Road Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and River Road Asset Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of April 26, 2021 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to a certain fund or funds (each a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the Sub-Adviser to provide sub-investment advisory services for a portion of assets of the JNL Multi-Manager Mid Cap Fund of the Trust, effective June 5, 2025.

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement to add the JNL Multi-Manager Mid Cap Fund and its fees, effective June 5, 2025.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 5, 2025, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 5, 2025, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective June 5, 2025.

Jackson National Asset Management, LLC		River Road Asset Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ Thomas Mueller
Name:	Emily J. Bennett	Name:	Thomas Mueller
Title:	VP and Deputy General Counsel	Title:	COO/CCO

Schedule A

Dated June 5, 2025

Funds
JNL Multi-Manager Small Cap Value Fund*
JNL Multi-Manager Mid Cap Fund*

* For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

A-1

Schedule B

Dated June 5, 2025

(Compensation)

JNL Multi-Manager Small Cap Value Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

___________________________________________________________________________________________________

*For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

JNL Multi-Manager Mid Cap Fund*
Average Daily Net Assets	Annual Rate
[Fees Omitted]

*For the portion of the Average Daily Net Assets managed by the Sub-Adviser.

B-1